Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 23, 2009, relating to the consolidated financial statements of PolyMedix, Inc., appearing in the Annual Report on Form 10-K of PolyMedix, Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
December 22, 2009